FIRST DEFINED PORTFOLIO FUND, LLC - SOLICITATION SCRIPT

Greeting:

         Hello, is Mr./Ms. _________ available please?

         Hi Mr./Ms. , my name is and I am calling on behalf of First Defined Portfolio Fund, which are investment options within your Annuity with American Skandia Life Assurance Corporation, a Prudential Financial Company. You were mailed proxy materials for the upcoming special meeting of Shareholders scheduled for April 23, 2007, which has been tentatively adjourned until April 30, 2007 and our records show that you have not yet voted on the important proposals affecting your fund. Have you received the materials?

If Received:
         The Board Members are asking you to consider the proposal(s) that they have studied carefully and they recommend that you vote in favor of the proposal(s). For your convenience, may I take your vote over the phone?

IF YES:
         The process will only take a few moments.

         Again, my name is      , a proxy-voting specialist acting on behalf of
         First Defined Portfolios, which are investment options within your Annuity with American Skandia. Today's date is and the time is E.T.

         Would you please state your full name and full mailing address?

         Are you authorized to vote all units?

         (If  Yes, proceed with voting process)

         (If no, identify with shareholder which accounts s/he is authorized to vote and proceed with voting process)


         The Board of Trustees has unanimously approved the proposals as set forth in the materials you received and recommends a favorable vote for these proposals. Do you wish to support the Board's recommendation for each of your accounts?

         (Record all voted as shareholder requests)

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                   For Favorable Vote:

                   Mr./Ms.     I have recorded your vote as follows, for all of
                   your accounts you are voting as the Board recommends in favor of the proposal(s) as set forth in the proxy materials you received.



                   For Non-Favorable Vote:

                   Mr./Ms.      I have recorded your vote as follows, for all of
                   your accounts you are voting against the proposal(s) as set forth in the proxy materials you received.



                   For Abstentions:

                   Mr./Ms.      I have recorded your vote as follows, for all of
                   your accounts you are abstaining on the proposal(s) as set forth in the proxy materials you received.

                   You will receive a written confirmation of your vote. Thank you very much for your participation and have a great day/evening.



                   If Unsure of Voting:

                   Would you like me to review the proposal(s) with you? (Answer all the contract holders' questions and ask them if you can secure their vote over the phone. If they agree, return to authorized voting section)



                   If Not Received:

                   Do you have an email address this can be sent to?

                   (If yes: Type the email address in the notes and read it back phonetically to the shareholder)

                   Thank you. After you have received and reviewed the materials, please call us back at the toll free number provided in the statement so that we can answer any questions you may have and also record your vote.

                   (If no email) I can resend the materials to you. Is this your current address? (Verify entire address, including street name, number, town, state & zip and make any necessary changes.)Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at the toll free number listed in the materials.

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                   If Shares were Sold after (record date)

                   I understand Mr./Ms.         , however you were a holder on
                   the record date and therefore you are still entitled to cast your vote. Would you have any objections to casting your vote along with the recommendations of the Board?



                   If Not Interested:

                   I am sorry for the inconvenience. Please be aware that as an owner, your vote is very important. Please fill out and return your proxy card at your earliest convenience. If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.